Lincoln Benefit Life Company

Lincoln Benefit Life Variable Annuity Account

Supplement, dated October 23, 2007 to

The Consultant Solutions Classic Variable Annuity Prospectus

The Consultant Solutions Plus Variable Annuity Prospectus

The Consultant Solutions Elite Variable Annuity Prospectus

The Consultant Solutions Select Variable Annuity Prospectus

This supplement amends certain disclosures contained in the above-referenced prospectuses for certain variable annuity contracts issued by Lincoln Benefit Life Company. Please keep this supplement for future reference together with your prospectus.

We have received notice that the Board of Trustees (“Board”) of Premier VIT has approved the liquidation, on or about January 18, 2008, 2008, of the Premier VIT OpCap Renaissance Portfolio (the “Portfolio”). Due to the liquidation of the Portfolio, we will no longer accept new premiums for investment in, nor will we permit transfers to, the Premier VIT OpCap Renaissance Sub-Account (the “OpCap” Sub-Account”) on or after January 16, 2008.

As the OpCap Sub-Account will no longer be offered as an investment alternative, you may wish to transfer, prior to January 18, 2008, some or all of your Contract Value in the OpCap Sub-Account to other investment alternatives currently offered by your Contracts. Such transfer is not subject to a transfer fee. Any value remaining in the OpCap Sub-Account will be transferred automatically, as of January 18, 2008, to the PIMCO VIT Money Market Sub-Account, an investment alternative already available under your Contract.

If you currently allocate Contract Value to the OpCap Sub-Account through automatic additions, automatic portfolio rebalancing, dollar cost averaging or systematic withdrawal programs, your allocations in these programs will also need to be changed. If you do not change these allocations to other investment alternatives currently available under your Contract, any allocations to the OpCap Sub-Account will be automatically allocated, as of January 18, 2008, to the PIMCO VIT Money Market Sub-Account.

Attached as Appendix A is a list of the Investment Alternatives currently available under your Contract.

If you have Contract Value in the affected Sub-Account under the TrueReturnSM Accumulation Benefit Option, we strongly encourage you, prior to January 18, 2008, to transfer all of your Contract Value out of the affected Sub-Account. If you have Guarantee Option 1, Model Portfolio Option 1 or Guarantee Option 2, Model Portfolio 2 (Rider Date prior to May 1, 2005) you should transfer the funds to another Category C investment alternative in order to maintain the percentage allocation requirements for these benefit options. Appendix B is attached and lists your Category C investment alternatives. If you have Guarantee Option 2, Model Portfolio Option 2 (Rider Date on or after May 1, 2005) you should transfer the funds to another acceptable investment alternative as described in your prospectus and shown in Appendix B of the prospectus supplement for that benefit option.

We will send you a confirmation that shows the amount that we transferred to the PIMCO VIT Money Market Sub-Account or to the investment alternative that you chose and the date of the transaction. For additional information on how to transfer to another investment alternative, or how to make a change to your current allocation(s), please contact your financial representative or call our Customer Service Center at 1-800-865-5237

If your Contract Value in the OpCap Sub-Account is transferred automatically to the PIMCO VIT Money Market Sub-Account, for 60 days following the automatic transfer, you may transfer your Contract Value in the PIMCO VIT Money Market Sub-Account to any other investment alternative(s) available under your Contract (or to any other acceptable investment alternative for your particular benefit option, if any). Such transfer is not subject to a transfer fee.

APPENDIX A

The Consultant Solutions variable annuity contract offers a variety of Investment Alternatives that encompass investment choices ranging from aggressive to conservative. Below is a lineup of the Portfolios and Fixed Account Investment Alternatives currently available. Also included is the investment objective for each Portfolio. For more complete information about each Portfolio, including expenses and risks associated with the Portfolio, please refer to the relevant prospectus for the Portfolio.

PORTFOLIOS

Portfolio	Investment Objective
AIM V.I. Basic Value Fund - Series II	Long-term growth of capital
AIM V.I. Capital Appreciation Fund - Series II	Growth of capital
AIM V.I. Core Equity Fund - Series II	Growth of capital
AIM V.I. Mid Cap Core Equity Fund - Series II	Long-term growth of capital
Alger American Growth Portfolio - Class S	Long-term capital appreciation
Alger American Leveraged AllCap Portfolio - Class S	Long-term capital appreciation
Alger American MidCap Growth Portfolio - Class S	Long-term capital appreciation
Fidelity VIP Asset Manager(SM) Portfolio - Service Class 2	High total return with reduced risk over the long term by allocating its assets among stocks, bonds, and short-term instruments.
Fidelity VIP Contrafund® Portfolio - Service Class 2	Long-term capital appreciation
Fidelity VIP Equity-Income Portfolio - Service Class 2

Reasonable income. The fund will also consider the potential for capital appreciation. The funds goal is to achieve a yield which exceeds the composite yield on the securities comprising the Standard & Poors 500(SM) Index (S&P 500® ).

Fidelity VIP Growth Portfolio - Service Class 2	To achieve capital appreciation
Fidelity VIP Index 500 Portfolio - Service Class 2	Investment results that correspond to the total return of common stocks publicly traded in the United States as represented by the Standard & Poors 500(SM) Index (S&P 500® )
Fidelity VIP Investment Grade Bond Portfolio - Service Class 2	As high a level of current income as is consistent with the preservation of capital
Fidelity VIP Money Market Portfolio - Service Class 2	As high a level of current income as is consistent with preservation of capital and daily liquidity.
Fidelity VIP Overseas Portfolio - Service Class 2	Long-term growth of capital
Janus Aspen Series Balanced Portfolio - Service Shares	Long-term capital growth, consistent with preservation of capital and balanced by current income
Janus Aspen Series Foreign Stock Portfolio - Service Shares	Long-term growth of capital.
Janus Aspen Series Forty Portfolio - Service Shares	Long-term growth of capital
Janus Aspen Series Mid Cap Value Portfolio - Service Shares	Capital appreciation
Janus Aspen Series INTECH Risk-Managed Core Portfolio - Service Shares	Long-term growth of capital
Janus Aspen Series Small Company Value Portfolio - Service Shares	Capital appreciation
Legg Mason Partners Variable Fundamental Value Portfolio - Class I (2)	Long-term capital growth with current income as a secondary consideration
Legg Mason Partners Variable Investors Portfolio - Class I (3)	Long-term growth of capital with current income as a secondary objective
Legg Mason Partners Variable Global High Yield Bond Portfolio - Class II	Maximum total return, consistent with preservation of capital
MFS High Income Series - Service Class	Total return with an emphasis on high current income, but also considering capital appreciation
MFS Investors Growth Stock Series - Service Class	Capital appreciation
MFS Investors Trust Series - Service Class	Capital appreciation
MFS New Discovery Series - Service Class	Capital appreciation
MFS Total Return Series - Service Class	Total return

MFS Value Series - Service Class	Capital appreciation
Oppenheimer Global Securities Fund/VA - Service Shares

Long-term capital appreciation by investing a substantial portion of assets in securities of foreign issuers, growth-type companies, cyclical industries and special situations that are considered to have appreciation possibilities.

Oppenheimer Main Street Small Cap Fund® /VA - Service Shares	Capital appreciation.
Oppenheimer MidCap Fund/VA - Service Shares	Capital appreciation by investing in growth type companies.
PIMCO VIT Foreign Bond Portfolio (U.S. Dollar-Hedged) - Administrative Shares	Maximum total return, consistent with preservation of capital and prudent investment management.
PIMCO VIT Money Market Portfolio - Administrative Shares	Maximum current income, consistent with preservation of capital and daily liquidity
PIMCO VIT Real Return Portfolio - Administrative Shares	Maximum real return, consistent with preservation of real capital and prudent investment management
PIMCO VIT Total Return Portfolio - Administrative Shares	Maximum total return, consistent with preservation of capital and prudent investment management.
Premier VIT OpCap Balanced Portfolio	Growth of capital and investment income
Rydex VT Sector Rotation Fund	Long-term capital appreciation.
T. Rowe Price Blue Chip Growth Portfolio - II	Long-term capital growth. Income is a secondary objective.
T. Rowe Price Equity Income Portfolio - II	Substantial dividend income as well as long-term growth of capital.
Van Eck Worldwide Absolute Return Fund	Consistent absolute (positive) returns in various market cycles
Van Eck Worldwide Emerging Markets Fund	Long-term capital appreciation by investing primarily in equity securities in emerging markets around the world
Van Eck Worldwide Hard Assets Fund	Long-term capital appreciation by investing primarily in “hard asset securities” with income as a secondary consideration
Van Kampen LIT Aggressive Growth Portfolio, Class II	Capital growth
Van Kampen LIT Government Portfolio, Class II	High current return consistent with preservation of capital
Van Kampen LIT Growth and Income Portfolio, Class II	Long-term growth of capital and income.
Van Kampen UIF Equity Growth Portfolio, Class II	Long-term capital appreciation by investing primarily in growth-oriented equity securities of large capitalization companies.
Van Kampen UIF U.S. Real Estate Portfolio, Class II	Above average current income and long-term capital appreciation by investing primarily in equity securities of companies in the U.S. real estate industry, including real estate investment trusts.

APPENDIX B

Model Portfolio Option 1 - If you chose Model Portfolio Option 1 or transferred your entire Contract Value into Model Portfolio Option 1, you must allocate your Contract Value currently in the Premier VIT OpCap Rennaissance Sub-Account to another Category C investment alternative(s), which currently are:

Model Portfolio Option 1

Category C

AIM V.I. Basic Value - Series II Sub-Account

AIM V.I. Core Equity - Series II Sub-Account

AIM V.I. Mid Cap Core Equity - Series II Sub-Account

Fidelity VIP Contrafund® - Service Class 2 Sub-Account

Fidelity VIP Equity-Income - Service Class 2 Sub-Account

Fidelity VIP Index 500 - Service Class 2 Sub-Account

Fidelity VIP Overseas - Service Class 2 Sub-Account

Fidelity VIP Asset Manager(SM) - Service Class 2 Sub-Account

Janus Aspen Series Foreign Stock - Service Shares Sub-Account

Janus Aspen Series Forty - Service Shares Sub-Account

Janus Aspen Series Mid Cap Value - Service Shares Sub-Account

Janus Aspen Series INTECH Risk-Managed Core - Service Shares Sub-Account

Janus Aspen Series Balanced - Service Shares Sub-Account

Janus Aspen Series Small Company Value - Service Shares Sub-Account

Legg Mason Partners Variable Fundamental Value Portfolio - Class I Sub-Account

Legg Mason Partners Variable Investors - Class I Sub-Account

MFS Investors Trust - Service Class Sub-Account

MFS Total Return - Service Class Sub-Account

MFS Investors Growth Stock - Service Class Sub-Account

MFS Value - Service Class Sub-Account

Oppenheimer MidCap/VA - Service Shares Sub-Account

Oppenheimer Main Street Small Cap® /VA - Service Shares Sub-Account

Premier VIT OpCap Balanced Sub-Account

Rydex VT Sector Rotation Sub-Account

T. Rowe Price Equity Income - II Sub-Account

T. Rowe Price Blue Chip Growth - II Sub-Account

Van Eck Worldwide Absolute Return Sub-Account

Van Kampen LIT Growth and Income, Class II Sub-Account

Model Portfolio Option 2.

Rider Date prior to May 1, 2005 - If your TrueReturn Accumulation Benefit Option Rider Date is prior to May 1, 2005, and you chose Model Portfolio Option 2 or transferred your entire Contract Value into Model Portfolio Option 2 under Guarantee Option 2, you must allocate your Contract Value currently in the Premier VIT OpCap Rennaissance Sub-Account to another Category C investment alternative(s), which currently are:

Model Portfolio Option 2 (Rider Date Prior to May 1, 2005)

Category C

AIM V.I. Basic Value - Series II Sub-Account

AIM V.I. Mid Cap Core Equity - Series II Sub-Account

Fidelity VIP Equity-Income - Service Class 2 Sub-Account

Fidelity VIP Index 500 - Service Class 2 Sub-Account

Fidelity VIP Asset ManagerSM - Service Class 2 Sub-Account

Janus Aspen Series Mid Cap Value - Service Shares Sub-Account

Janus Aspen Series INTECH Risk-Managed Core - Service Shares Sub-Account

Janus Aspen Series Balanced - Service Shares Sub-Account

Janus Aspen Series Small Company Value - Service Shares Sub-Account

Legg Mason Partners Variable Investors - Class I Sub-Account

MFS Investors Trust - Service Class Sub-Account

MFS Total Return - Service Class Sub-Account

MFS Value - Service Class Sub-Account

Oppenheimer MidCap/VA - Service Shares Sub-Account

Premier VIT OpCap Balanced Sub-Account

T. Rowe Price Equity Income - II Sub-Account

Van Eck Worldwide Absolute Return Sub-Account

Van Kampen LIT Growth and Income, Class II Sub-Account

Rider Date on or after May 1, 2005- If your TrueReturn Accumulation Benefit Option Rider Date is on or after May 1, 2005, and you chose Model Portfolio Option 2 or transferred your entire Contract Value into Model Portfolio Option 2 under Guarantee Option 2, you must allocate your Contract Value currently in the Premier VIT OpCap Rennaissance Sub-Account to another available\ investment alternative(s), which currently are:

Model Portfolio Option 2 (Rider Date on or after May 1, 2005)
Available

AIM V.I. Basic Value - Series II Sub-Account

AIM V.I. Core Equity - Series II Sub-Account

AIM V.I. Mid Cap Core Equity - Series II Sub-Account

Fidelity VIP Contrafund® - Service Class 2 Sub-Account

Fidelity VIP Equity-Income - Service Class 2 Sub-Account

Fidelity VIP Index 500 - Service Class 2 Sub-Account

Fidelity VIP Investment Grade Bond - Service Class 2 Sub-Account

Fidelity VIP Overseas - Service Class 2 Sub-Account

Fidelity VIP Asset Manager(SM) - Service Class 2 Sub-Account

Fidelity VIP Money Market - Service Class 2 Sub-Account

Janus Aspen Series Foreign Stock - Service Shares Sub-Account

Janus Aspen Series Forty - Service Shares Sub-Account

Janus Aspen Series Mid Cap Value - Service Shares Sub-Account

Janus Aspen Series INTECH Risk-Managed Core - Service Shares Sub-Account

Janus Aspen Series Balanced - Service Shares Sub-Account

Janus Aspen Series Small Company Value - Service Shares Sub-Account

Legg Mason Partners Variable Fundamental Value Portfolio - Class I Sub-Account

Legg Mason Partners Variable Global High Yield Bond - Class II Sub-Account

Legg Mason Partners Variable Investors - Class I Sub-Account

MFS Investors Trust - Service Class Sub-Account

MFS High Income - Service Class Sub-Account

MFS Investors Growth Stock - Service Class Sub-Account

MFS Total Return - Service Class Sub-Account

MFS Value - Service Class Sub-Account

PIMCO VIT Foreign Bond (U.S. Dollar-Hedged) - Administrative Shares Sub-Account

PIMCO VIT Money Market - Administrative Shares Sub-Account

PIMCO VIT Real Return - Administrative Shares Sub-Account

PIMCO VIT Total Return - Administrative Shares Sub-Account

Oppenheimer MidCap/VA - Service Shares Sub-Account

Oppenheimer Main Street Small Cap® /VA - Service Shares Sub-Account

Premier VIT OpCap Balanced Sub-Account

Rydex VT Sector Rotation Sub-Account

T. Rowe Price Equity Income - II Sub-Account

T. Rowe Price Blue Chip Growth - II Sub-Account

Van Eck Worldwide Absolute Return Sub-Account

Van Kampen LIT Growth and Income, Class II Sub-Account

Van Kampen LIT Government, Class II Sub-Account

Van Kampen UIF U.S. Real Estate, Class II Sub-Account